Exhibit 99.1

FOR RELEASE at 4:15 p.m. ET
January 5, 2007

StarTek Investor Relations Contact:
Jennifer Martin, 303-262-4587
StarTek, Inc.
Jennifer.martin@startek.com

StarTek Media / Industry Analyst Contact:
Shelli Ryan, APR, 402-572-6510
Ad Hoc Communication Resources (for StarTek)
Shelli@AdHocCR.com

Media Contact:
StarTek, Inc.
Matt Brekke, 303-262-4548
Director of Marketing
mbrekke@startek.com

StarTek Inc. Announces Appointment of New Chief Executive Officer

DENVER – January 5, 2007 – StarTek, Inc. (NYSE:SRT) today announced that its board of directors has appointed A. Laurence Jones to serve as the company’s President and Chief Executive Officer effective immediately. Mr. Jones, who was previously elected to the company’s board of directors on July 17, 2006, succeeds Steven D. Butler, who has served StarTek as President and CEO since February 2005.

Mr. Jones, 53, has over 25 years of experience in building, operating and growing public and private technology companies. He has a proven track record of initiating growth and acquisition strategies in various industry segments, including marketing services, enterprise software, and information and IT services. Mr. Jones most recently served as principal of Aegis Management, LLC, which provides management consulting services. Previously, from 2004 until May 2006, he served as President and CEO of Activant Solutions, Inc., a software company that provides vertical ERP solutions for distribution industries. While at Activant, Mr. Jones accelerated revenue growth and executed three acquisitions and two public debt offerings, and filed for a public offering that was preempted by a sale of the company to funds affiliated with Hellman & Friedman and Thoma Cressey in May 2006. From November 2002 through July 2004, Mr. Jones was Chairman and CEO of Interelate, Inc., which provided outsourced customer relationship management services. From 1999 until 2002, Mr. Jones was President and CEO of MessageMedia, a NASDAQ listed e-marketing services company. He has also served as a director or held management positions at Exabyte, WebClients, Neodata Services, Inc., GovPX, Inc., Automatic Data Processing and Wang Laboratories. Mr. Jones currently serves as a director of Work Options Group, a private company that provides child and elderly care benefits programs for large corporations.

Ed Zschau, Chairman of the Board of Directors, stated “I would like to thank Steve for his efforts over the past two years in signing new contracts, reducing expenses and improving efficiency during a very challenging period.” Mr. Zschau added, “The Board is committed to continued revenue growth and improving profitability in an increasingly competitive industry. Larry has a demonstrated track record of building shareholder value in companies where success requires proven world-class leadership and extraordinary vision. We believe Larry has these skills and is the right person to lead StarTek at this crucial juncture.”

In connection with Mr. Jones’ appointment as President and Chief Executive Officer, he will continue to serve as a director, but has resigned from the audit committee, compensation committee and governance and nominating committee of the company’s board of directors. He received a grant of 30,000 shares of restricted stock and will receive options to purchase 400,000 shares of the company’s common stock, all of which will be described in more detail in the company’s filings with the Securities and Exchange Commission. The restricted stock was issued pursuant to the “employee inducement” exception to New York Stock Exchange rules requiring shareholder approval of equity-based incentive plans.

ABOUT STARTEK, INC.

StarTek, Inc. (NYSE: SRT — News) is a leading provider of Business Process Optimization services for outsourced customer interactions. Since 1987, StarTek has provided customer experience management solutions that solve strategic business challenges so that fast-moving businesses can effectively manage customer relationships across all contact points — web, voice, email, fax, and video. This blended solution helps companies create and maintain customer satisfaction and frees them to focus on preserving capital, while StarTek delivers the ultimate customer experience. Headquartered in Denver, Colorado, StarTek has 19 operational facilities across North America. For more information visit the company’s website at www.StarTek.com.

FORWARD-LOOKING STATEMENTS

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, risks relating to revenue from its principal clients, concentration of its client base in the telecommunications industry, consolidation in the telecommunications industry, risks related to fluctuations in the value of its investment securities portfolio, inability to effectively manage capacity, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks associated with advanced technologies, inability to effectively manage growth, dependence on and requirement to recruit qualified employees, including additional sales personnel and key management personnel, potential future declines in revenue, lack of a significant international presence, and foreign exchange risks and other risks relating to conducting business in Canada. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the company’s Form 10-K for the year ended December 31, 2005, and subsequent filings with the Securities and Exchange Commission.